Exhibit 99.3

	Jackson Fund Services
	Fidelity Bond Coverage Requirements
	Determination Date: 06-30-2024

		Total Assets (as of 06-30-2024)	Minimum Amount of Bond Required for Joint Coverage

	JNL Series Trust	$ 251,807,538,510	$ 2,500,000	[1]
	JNL Investors Series Trust	2,809,633,060	1,900,000
	Jackson Credit Opportunities Fund	371,505,777	750,000
	Jackson Real Assets Fund	158,528,410	600,000
	Extra coverage		1,250,000
		Total	$ 7,000,000

	Increased Bond Coverage		$ 7,000,000	[2]

[1]	Maximum coverage required.
[2]	ICI Mutual Insurance Company - Increased coverage from $6,000,000 to $7,000,000, effective September 1, 2024; expires on January 1, 2025.